AGREEMENT AND PLAN OF MERGER

by and among

Oro Capital Corporation

Synergy Merger Sub, Inc.,

and

Synergy Strips Corp.

dated as of April 7, 2014

______________________________________________

Page

Table of Contents

ARTICLE 1 THE MERGER	1
1.1.	The Merger	1
1.2.	Closing	1
1.3.	Effective Time of the Merger	2
1.4.	Effects of the Merger	2
1.5.	Certificate of Incorporation and Bylaws of the Surviving Corporation	2
1.6.	Directors and Officers	2
ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF COMPANY AND MERGER SUB	2
2.1.	Effect on Capital Stock	2
2.2.	Intentionally Omitted	3
2.3.	Issuance and Reservation of Shares	3
2.4.	Dissenting Shares	3
2.5.	Additional Actions	4
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	4
3.1.	Organization, Standing and Corporate Power	4
3.2.	Subsidiaries	4
3.3.	Capital Structure of the Company	5
3.4.	Corporate Authority; Noncontravention	5
3.5.	Governmental Authorization	5
3.6.	Financial Statements	6
3.7.	Absence of Certain Changes or Events	6
3.8.	Certain Fees	6
3.9.	Litigation; Labor Matters; Compliance with Laws	7
3.10.	Benefit Plans	7
3.11.	Tax Returns and Tax Payments	7
3.12.	Environmental Matters	8
3.13.	Material Contract Defaults	8
3.14.	Accounts Receivable	8
3.15.	Properties	8
3.16.	Intellectual Property	9
3.17.	Board Recommendation	9
3.18.	Undisclosed Liabilities	9
3.19.	No Registration of Securities	9
3.20.	Parent Information	9
3.21.	Licenses.	10
3.22.	FDA and Related Matters.	10
3.23.	Questionable Payments.	12
3.24.	Full Disclosure	13
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	13
4.1.	Organization, Standing and Corporate Power	13
4.2.	Subsidiaries	13
4.3.	Capital Structure of Parent and Merger Sub	13
4.4.	Corporate Authority; Noncontravention	14
4.5.	Government Authorization	15
4.6.	SEC Documents; Undisclosed Liabilities; Financial Statements	15
4.7.	Absence of Certain Changes	16
4.8.	Certain Fees	16

4.9.	Litigation; Labor Matters; Compliance with Laws	16
4.10.	Benefit Plans	17
4.11.	Certain Employee Payments	17
4.12.	Tax Returns and Tax Payments	17
4.13.	Intentionally Omitted	18
4.14.	Material Contract Defaults	18
4.15.	Accounts Receivable	18
4.16.	Properties	18
4.17.	Intellectual Property	18
4.18.	Board Determination	18
4.19.	Required Parent Share Issuance Approval	18
4.20.	Undisclosed Liabilities	18
4.21.	Full Disclosure	19
ARTICLE 5 CONDUCT OF BUSINESSES PENDING THE MERGER	19
5.1.	Conduct of Business by the Company Pending the Merger.	19
5.2.	Conduct of Business by Parent and Merger Sub Pending the Merger.	20
ARTICLE 6 COVENANTS OF PARENT OR COMPANY	20
6.1.	Director and Officer Appointments	20
6.2.	Private Placement. .	21
6.3.	Parent Name Change..	21
6.4.	NASDAQ.	21
ARTICLE 7 COVENANTS OF PARENT AND THE COMPANY	21
7.1.	Public Announcements	21
7.2.	Transfer Taxes	21
7.3.	Fees and Expenses	21
7.4.	Transfer Restrictions	21
7.5.	Current Report	22
7.6.	Access and Information.	22
ARTICLE 8 INDEMNIFICATION	23
8.1.	Indemnification of Parent and Merger Sub	23
8.2.	Indemnification of the Company	23
8.3.	Claims Procedure	23
8.4.	Exclusive Remedy	24
ARTICLE 9 CONDITIONS TO MERGER	24
9.1.	Condition to Obligation of Each Party to Effect the Merger	24
9.2.	Additional Conditions to Obligations of Parent and Merger Sub	25
9.3.	Additional Conditions to Obligations of the Company	26
ARTICLE 10 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	27
ARTICLE 11	27
TERMINATION	27
11.1.	Termination	27
11.2.	Notice of Termination	27
11.3.	Effect of Termination	27
ARTICLE 12 GENERAL PROVISIONS	28
12.1.	Notices	28
12.2.	Amendment	28
12.3.	Waiver	28
12.4.	Failure or Indulgence Not Waiver; Remedies Cumulative	29
12.5.	Headings	29
12.6.	Severability	29
12.7.	Entire Agreement	29

12.8.	Assignment	29
12.9.	Parties In Interest	29
12.10.	Governing Law	29
12.11.	Counterparts	29
12.12.	Attorneys Fees	30
12.13.	Representation	30
12.14.	Drafting	30
12.15.	Interpretation	30

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of April 7, 2014, by and among Oro Capital Corporation, a Nevada corporation (“Parent”), Synergy Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Synergy Strips Corp., a Delaware corporation (the “Company”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company have determined that it is in the best interest of each company and their respective stockholders to consummate the merger transaction provided for herein in which Merger Sub would merge with and into the Company (the “Merger”), with the Company surviving the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub, and the Company have approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement in accordance with the Nevada Revised Statutes (“NRS”), the Delaware General Corporation Law (“DGCL”) and their respective charter documents;

WHEREAS, each of Parent, Merger Sub, and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof; and

WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1.            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 1.3). Also at the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights, properties, liabilities and obligations of Merger Sub in accordance with the DGCL.

1.2.            Closing. Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the Merger (the “Closing”) shall take place at the offices of Greenberg Traurig LLP located at 1201 K Street, Suite 1100, Sacramento, CA 95814 at the date on or before thirty (30) days following the date upon which the conditions to Closing set forth in Article 9 of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Merger Sub and the Company shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.3.            Effective Time of the Merger. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall (a) cause a certificate of merger in substantially the form of Exhibit B (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware, as provided in Section 252 of the DGCL and (b) take all such other and further actions as may be required by the DGCL or other applicable Law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of the Delaware Certificate of Merger or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Delaware Certificate of Merger in accordance with relevant provisions of the DGCL. The date and time of such effectiveness are referred to herein as the “Effective Time.”

1.4.            Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

1.5.            Certificate of Incorporation and Bylaws of the Surviving Corporation. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time and as amended by the Delaware Certificate of Merger shall, from and after the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law. The Bylaws of the Company as in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable Law.

1.6.            Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF COMPANY AND MERGER SUB

2.1.            Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or any holder of capital stock of Parent, Merger Sub or the Company:

(a)               Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall by virtue of the Merger and without any action on the part of any holder thereof, be converted into one share of the Company’s common stock. Such newly issued share shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b)               Conversion of the Company Stock. Subject to other provisions of this Article 2:

(i)                 The shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time (individually a “Share” and collectively the “Shares”), but excluding (A) Shares held by the Company, and (B) Shares held by Parent, Merger Sub or any other Subsidiary or parent of Parent or Merger Sub, if any, and (C) Dissenting Shares, shall, by virtue of the Merger, be converted automatically into the right to receive 16,000,000 shares of Common Stock of Parent (the “Merger Consideration”).

(ii)               The Shares and the holders thereof shall be set forth on a Merger Consideration certificate that has been delivered by the Company to the Parent prior to the Closing (the “Merger Consideration Certificate”). Parent and the Surviving Corporation shall be entitled to rely on the Merger Consideration Certificate in connection with issuance of certificates representing the Merger Consideration pursuant to Section 2.3.

(iii)             At the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and subject to Section 2.4, each holder of a certificate formerly representing any Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any certificates representing such holder’s Shares, a certificate or certificates representing the Merger Consideration to which such holder is entitled.

(iv)             At the Effective Time, each Share held by the Company as treasury stock or held by Parent, Merger Sub or any Subsidiary or parent of Parent, Merger Sub or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

2.2.            Intentionally Omitted

2.3.            Issuance and Reservation of Shares.

(a)               Promptly after the Effective Time, Parent shall distribute the Merger Consideration to holders of Shares by issuance of certificates in accordance with the Merger Consideration Certificate and the applicable provisions of the NRS.

(b)               If any portion of the Merger Consideration is to be issued to a Person other than the registered holder of the Shares represented by the certificates surrendered in exchange therefor, it shall be a condition to such issuance that the certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to Parent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Shares or establish to the satisfaction of Parent that such tax has been paid or is not payable.

(c)                Notwithstanding anything to the contrary in this Section 2.3, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to and in accordance with the requirements of applicable abandoned property, escheat or similar Laws.

2.4.            Dissenting Shares.

(a)               Notwithstanding Section 2.1, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of, or consented in writing to, the Merger and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shares) shall not be converted into the right to receive any portion of the Merger Consideration as provided in Section 2.1(b) of this Agreement, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to an appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled pursuant to Section 2.1(b), upon surrender of such holder’s certificate formerly representing such Shares.

(b)               The Company shall give Parent prompt notice of any demands received by the Company for the appraisal of Shares, and Parent shall have the right to consult with the Company regarding all negotiations and proceedings with respect to such demands. The Company shall not make any such payment without Parent’s prior written consent (not to be unreasonably withheld, delayed, denied, or conditioned).

2.5.            Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or Assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or Assets in the Surviving Corporation or otherwise carry out the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedules delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) which have been provided to Parent prior to the date hereof:

3.1.            Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

3.2.            Subsidiaries. The Company does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

3.3.            Capital Structure of the Company. As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of capital stock reserved for issuance under the Company’s various option and incentive plans is specified on Schedule 3.3. Except as set forth in Schedule 3.3, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. Except as set forth in Schedule 3.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. Except as set forth on Schedule 3.3, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

3.4.            Corporate Authority; Noncontravention. The Company has all requisite corporate and other power and authority to enter into this Agreement and, subject to receipt of the approval of its stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (a) the certificate or articles of incorporation, bylaws or other organizational or charter documents of the Company, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Company, its properties or Assets, or (c) subject to the governmental filings and other matters referred to in Section 3.5, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or Assets, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

3.5.            Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the DGCL, the NRS, the Securities Act or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

3.6.            Financial Statements.

(a)               At Closing, Parent has received a copy of the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2012 and December 31, 2013 (collectively, the “Company Financial Statements”). The Company Financial Statements fairly present the financial condition of the Company at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of the Company, fixed or contingent, and of whatever nature, as of the dates indicated.

(b)               Since January 1, 2014 (the “Company Balance Sheet Date”), there has been no Material Adverse Effect with respect to the Company.

(c)                Except as set forth on Schedule 3.6, since the Company Balance Sheet Date, the Company has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective).

3.7.            Absence of Certain Changes or Events. Except as set forth on Schedule 3.7, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(a)               Material Adverse Effect with respect to the Company;

(b)               condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;

(c)                creation or other incurrence by the Company of any Lien on any asset other than in the ordinary course consistent with past practices;

(d)               labor dispute, other than routine, individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(e)                damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on the Company;

(f)                 other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to the Company; or

(g)               agreement or commitment to do any of the foregoing.

3.8.            Certain Fees. Except as set forth on Schedule 3.8, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

3.9.            Litigation; Labor Matters; Compliance with Laws.

(a)               There is no suit, action or proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

(b)               The Company is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, any of which could have a Material Adverse Effect with respect to Company.

(c)                The conduct of the business of the Company complies with all statutes, Laws, regulations, ordinances, rules, judgements, Orders, decrees or arbitration awards applicable thereto.

3.10.        Benefit Plans. Except as set forth on Schedule 3.10, the Company is not a party to any Benefit Plan under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company. As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee stock option or stock purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

3.11.        Tax Returns and Tax Payments.

(a)               The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). The unpaid Taxes of the Company did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto). Since the Company Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of the Company will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company.

(b)               No material claim for unpaid Taxes has been made or become a Lien against the property of the Company or is being asserted against the Company, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect.

(c)                As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.12.        Environmental Matters. The Company is in compliance with all Environmental Laws in all material respects. The Company holds all Permits and authorizations required under applicable Environmental Laws, unless the failure to hold such Permits and authorizations would not have a Material Adverse Effect on the Company, and is in compliance with all terms, conditions and provisions of all such Permits and authorizations in all material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by the Company or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to the Company. The Company has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to the Company. The Company has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a Material Adverse Effect on the Company.

3.13.        Material Contract Defaults. The Company is not, or has not received any notice or has any Knowledge that any other party is, in Material Contract Default under any Company Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default. For purposes of this Agreement, a “Company Material Contract” means any Contract that is effective as of the Closing Date to which the Company is a party (a) with expected receipts or expenditures in excess of $25,000, (b) requiring the Company to indemnify any person, (c) granting exclusive rights to any party, or (d) evidencing indebtedness for borrowed or loaned money in excess of $25,000, including guarantees of such indebtedness.

3.14.        Accounts Receivable. All of the accounts receivable of the Company that are reflected on the Company Financial Statements or the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

3.15.        Properties.

(a)               The Company has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, claims, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases of which the Company is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(b)               The Company has good and marketable title to, or in the case of leased property, a valid leasehold interest in, the office space, computers, machinery, equipment and other material tangible Assets which are material to its business.

3.16.        Intellectual Property.

(a)               As used in this Agreement, the term “Trademarks” means trademarks, service marks, trade names, internet domain names, designs, slogans, and general intangibles of like nature; the term “Trade Secrets” means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term “Intellectual Property” means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets; the term “License Agreements” means any license agreements granting any right to use or practice any rights under any Intellectual Property, and any written settlements relating to any Intellectual Property, to which any Person is a party or otherwise bound; and the term “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

(b)               The Company owns or has valid rights to use the Intellectual Property and Software that are necessary for the conduct of its business as now being conducted. All of the Company’s licenses to use Software are current and have been paid for the appropriate number of users. To the knowledge of the Company, none of the Company’s Intellectual Property or the Company’s License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against the Company or its successors.

3.17.        Board Recommendation. The Board of Directors of the Company has determined that the terms of the Merger are fair to and in the best interests of the stockholders of the Company and recommended that the Company’s stockholders approve the Merger.

3.18.        Undisclosed Liabilities. The Company has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities or obligations reflected or reserved against in the Company Financial Statements, incurred in the ordinary course of business after the Company Balance Sheet Date, or disclosed in Schedule 3.18.

3.19.        No Registration of Securities. The Company understands and acknowledges that the offering, exchange and issuance of the Merger Consideration pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering, sale, exchange and issuance of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(a)(2) and/or Section 3(b) of the Securities Act, and that Parent’s reliance upon such exemption is predicated in part upon the Company’s representations herein and upon the representations contained in the Stockholder Representation Letters, the form of which is attached as Exhibit C to this Agreement.

3.20.        Parent Information. The Company acknowledges that it has had access to the documents filed by Parent under the Exchange Act, since the end of its most recently completed fiscal year to the date hereof, and has carefully reviewed the same (“Exchange Act Documents”). The Company further acknowledges that Parent has made available to it the opportunity to ask questions of and receive answers from Parent’s officers and directors concerning the terms and conditions of this Agreement and the business and financial condition of Parent, and the Company has received to its satisfaction, such information about the business and financial condition of Parent and the terms and conditions of the Agreement as it has requested. The Company has carefully considered the potential risks relating to Parent and investing in the Merger Consideration, and fully understands that such securities are speculative investments, which involve a high degree of risk of loss of the Company and its stockholders’ entire investment. Among others, the Company has carefully considered each of the risks identified under the caption “Risk Factors” in the Exchange Act Documents, which are incorporated herein by reference. The Company has made available all such information to its stockholders in considering the terms and conditions of the Merger.

3.21.        Licenses. The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect.

3.22.        FDA and Related Matters.

(a)               The Company is and at all times has been in compliance in all respects with (i) all laws, rules, regulations and policies of the Food and Drug Administration (“FDA”) , Health Canada (“HC”) and other Healthcare Regulatory Authorities (as defined below) and (ii) all Healthcare Regulatory Authorizations (as defined below), including all requirements of the FDA, HC, and all other Healthcare Regulatory Authorities, that are applicable to the Company or by which any property, product, or other asset of the Company (including, without limitation, any Product Candidate (as defined below)) is bound or affected. As of the date of this Agreement, the Company has not received any written notification of any pending or, to the knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Healthcare Regulatory Authority. As used herein, “Healthcare Regulatory Authorities” means any entities that are concerned with or regulate the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of food, drug or biological products or medical devices or are concerned with or regulate public health care programs. As used herein, “Healthcare Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications. As used herein, “Product Candidates” means foods, supplements, biologics, compounds or other products under development, current, active or otherwise, or consideration by the Company or any of its licensees.

(b)               The Company holds and at all relevant times has held all Healthcare Regulatory Authorizations required for the conduct of its business, and all such Healthcare Regulatory Authorizations are in full force and effect. No event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Healthcare Regulatory Authorization.

(c)                There are no facts or circumstances that the Company has concluded are reasonably likely to have a material adverse effect on the continued supply (either for clinical or commercial purposes) of the active ingredients or raw materials necessary to produce the Product Candidates currently used in clinical trials.

(d)               The Company has not received any material written information from any Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of any of the Company’s products or services which would reasonably be expected to lead to the revocation, withdrawal, or denial of any application for marketing approval before such Healthcare Regulatory Authority.

(e)                The Company has made available to Parent all reports, documents, claims, notices, filings, minutes, transcripts, recordings and other material correspondence between the Company and any Healthcare Regulatory Authority.

(f)                 All material reports, documents, claims, applicable product registration files and dossiers, notices and similar filings required to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company have been so filed, maintained or furnished and, to the knowledge of the Company, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(g)               The Company has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product Candidate being administered in a human clinical trial sponsored by the Company. The Company has not received any written notice that the FDA or any other governmental or regulatory authority has (i) commenced, or threatened to initiate, any action to request the recall of any Product Candidate, (ii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Product Candidate, or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any Product Candidate produced at any facility where any Product Candidate is manufactured, tested, processed, packaged or held for sale.

(h)               All manufacturing operations conducted by or for the benefit of the Company, whether domestic or foreign, have been, and are being conducted in material compliance with the FDA’s current Good Manufacturing Practice regulations for drug and biological products, including, without limitation, the relevant current International Conference on Harmonization (ICH) guidance documents (including, without limitation, the ICH Guidance Q7A Good Manufacturing Practices Guidance for Active Pharmaceutical Ingredients), 21 C.F.R. Parts 210, 211, 606 and 610, and all similar local, state, federal, EU and other foreign laws or regulatory requirements.

(i)                 The Company has not received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from any Healthcare Regulatory Authority, and there is no action or proceeding pending or, to the knowledge of the Company, threatened by any such Healthcare Regulatory Authority, contesting the approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of law with respect to, any product manufactured, distributed or marketed by or on behalf of the Company.

(j)                 The Company is not the subject of any pending or, to the knowledge of the Company, threatened investigation regarding the Company or its products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or otherwise. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar law. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in a material debarment or exclusion of the Company is pending or, to the knowledge of the Company, threatened, against the Company or, to the knowledge of the Company, any of its directors, officers, employees or agents.

(k)               Neither the Company nor any Affiliate thereof has taken or agreed to take any action or has any knowledge of any fact or circumstance that the Company believes is reasonably likely to materially impede or delay receipt of any approval or consent from any Healthcare Regulatory Authority that is necessary to consummate the Merger or the other transactions contemplated by this Agreement.

3.23.        Questionable Payments. Neither the Company nor any director, officer or, to the best knowledge of the Company, agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.24.        Full Disclosure. All of the representations and warranties made by the Company in this Agreement, including the Company Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Parent or its representatives by or on behalf of any of the Company or its Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in Parent Disclosure Schedule:

4.1.            Organization, Standing and Corporate Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the States of Nevada and Delaware, respectively, and has the requisite corporate power and authority and all government licenses, authorizations, Permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent. Shares of common stock of Parent, par value $0.00001 (“Parent Common Stock”), trade on the OTC Bulletin Board under the symbol “OCAP.”

4.2.            Subsidiaries. Other than Merger Sub, Parent does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

4.3.            Capital Structure of Parent and Merger Sub.

(a)               Immediately prior to the issuance of the Merger Consideration at Closing, the authorized capital stock of Parent will consist of 75,000,000 shares of Parent Common Stock, $0.00001 par value, of which no more than approximately 49,000,000 shares of Parent Common Stock will be issued and outstanding, and no shares of Parent Common Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent or any of its subsidiaries. There are no agreements or arrangements pursuant to which Parent is or could be required to register shares of Parent Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Parent with respect to securities of Parent.

(b)               Immediately prior to the Closing, the authorized capital stock of Merger Sub will consist of 1,000 shares of Merger Sub Common Stock, $0.001 par value, of which no more than 100 shares of Merger Sub Common Stock will be issued and outstanding, and no shares of Merger Sub Common Stock will be issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. All outstanding shares of capital stock of Merger Sub are owned by Parent and are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Merger Sub Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Merger Sub or obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Merger Sub or obligating Merger Sub to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Merger Sub to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Merger Sub. There are no agreements or arrangements pursuant to which Merger Sub is or could be required to register shares of Merger Sub Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Merger Sub with respect to securities of Merger Sub. Merger Sub does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise. Merger Sub has not conducted any operations and does not have any assets, liabilities or employees.

4.4.            Corporate Authority; Noncontravention. Each of Parent and Merger Sub has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and when delivered by each of Parent and Merger Sub, shall constitute a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Parent and Merger Sub under, (a) the articles of incorporation, bylaws, or other charter documents of each of Parent and Merger sub, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to each of Parent or Merger Sub, each of its properties or Assets, or (c) subject to the governmental filings and other matters referred to in Section 4.5, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to each of Parent and Merger Sub, each of its properties or Assets, other than, in the case of clauses (b) and (c), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

4.5.            Government Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to each of Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub, or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the DGCL, the NRS, the Securities Act or the Exchange Act.

4.6.            SEC Documents; Undisclosed Liabilities; Financial Statements.

(a)               Parent has timely filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “SEC”) and Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Parent SEC Documents (including any and all consolidated financial statements included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent’s independent accountants). Except as set forth in the Parent SEC Documents, at the date of the most recent financial statements of Parent included in the Parent SEC Documents, Parent has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise), which, individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

(b)               Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as set forth in this Agreement, since January 31, 2014 (the “Parent Balance Sheet Date”), there has been no Material Adverse Effect with respect to Parent.

(c)                Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as provided in this Agreement, since the Parent Balance Sheet Date, Parent has not issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Parent and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Parent or has incurred or agreed to incur any indebtedness for borrowed money.

4.7.            Absence of Certain Changes. Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as set forth on Schedule 4.7, since the Parent Balance Sheet Date, Parent has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

(a)               Material Adverse Effect with respect to Parent;

(b)               condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement;

(c)                incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(d)               creation or other incurrence by Parent of any Lien on any asset other than in the ordinary course consistent with past practices;

(e)                labor dispute, other than routine, individual grievances, or, to the Knowledge of Parent, any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(f)                 payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(g)               material write-offs or write-downs of any Assets of Parent;

(h)               damage, destruction or loss having, or reasonably expected to have, a Material Adverse Effect on Parent;

(i)                 other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Effect with respect to Parent; or

(j)                 agreement or commitment to do any of the foregoing.

4.8.            Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Parent or Merger Sub to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

4.9.            Litigation; Labor Matters; Compliance with Laws.

(a)               There is no suit, action or proceeding or investigation pending or, to the Knowledge of each of Parent and Merger Sub, threatened against or affecting Parent or Merger Sub or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to each of Parent or Merger Sub or prevent, hinder or materially delay the ability of each of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or Order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub having, or which, insofar as reasonably could be foreseen by Parent or Merger Sub, in the future could have, any such effect.

(b)               Each of Parent and Merger Sub is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, any of which could have a Material Adverse Effect with respect to Parent.

(c)                The conduct of the business of each of Parent and Merger Sub complies with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable thereto.

4.10.        Benefit Plans. Each of Parent and Merger Sub is not a party to any Benefit Plan under which Parent or Merger Sub currently has an obligation to provide benefits to any current or former employee, officer or director of Parent or Merger Sub.

4.11.        Certain Employee Payments. Parent is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Parent of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

4.12.        Tax Returns and Tax Payments.

(a)               Parent has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by Parent have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Parent is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or otherwise addressed to Parent by a taxing authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of Parent did not, as of the Parent Balance Sheet Date, exceed the reserve for Tax liability

(excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). Since the Parent Balance Sheet Date, neither the Parent nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of Parent and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of Parent.

(b)               No material claim for unpaid Taxes has been made or become a Lien against the property of Parent or is being asserted against Parent, no audit of any Tax Return of Parent is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent and is currently in effect. Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.13.        Intentionally Omitted.

4.14.        Material Contract Defaults. Parent is not, or has not received any notice or has any Knowledge that any other party is, in Material Contract Default under any Parent Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default. For purposes of this Agreement, a “Parent Material Contract” means any Contract that is effective as of the Closing Date to which the Parent is a party (a) with expected receipts or expenditures in excess of $25,000, (b) requiring the Parent to indemnify any person, (c) granting exclusive rights to any party, or (d) evidencing indebtedness for borrowed or loaned money in excess of $25,000, including guarantees of such indebtedness.

4.15.        Accounts Receivable. All of the accounts receivable of Parent that are reflected in the Parent SEC Documents or the accounting records of Parent as of the Closing (collectively, the “Parent Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Parent Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

4.16.        Properties. Each of Parent and Merger Sub has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet as being owned by Parent or Merger Sub or acquired after the date thereof which are, individually or in the aggregate, material to Parent’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens, claims, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by Parent or Merger Sub are held by them under valid, subsisting and enforceable leases of which each of Parent and Merger Sub is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

4.17.        Intellectual Property. Each of Parent and Merger Sub owns or has valid rights to use the Intellectual Property and Software that are necessary for the conduct of its business as now being conducted. All of Parent’s and Merger Sub’s licenses to use Software are current and have been paid for the appropriate number of users. To the Knowledge of each of Parent and Merger Sub, none of Parent’s or Merger Sub’s Intellectual Property or Parent’s or Merger Sub’s License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Parent or Merger Sub or each of its successors.

4.18.        Board Determination. The Board of Directors of each of Parent and Merger Sub has unanimously determined that the terms of the Merger are fair to and in the best interests of Parent and Merger Sub and each of its stockholders.

4.19.        Required Parent Share Issuance Approval. Parent represents that the issuance of the Merger Consideration will be in compliance with the NRS and the Articles of Incorporation and Bylaws of Parent.

4.20.        Undisclosed Liabilities. Parent has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Parent SEC Documents filed prior to the date hereof or incurred in the ordinary course of business since the Parent Balance Sheet Date.

4.21.        Full Disclosure. All of the representations and warranties made by each of Parent and Merger Sub in this Agreement, including the Parent Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by each of Parent and Merger Sub at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by each of Parent and Merger Sub pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether in written or electronic form, to the Company or its representatives by or on behalf of any of the Parent or Merger Sub or their Affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE 5

CONDUCT OF BUSINESSES PENDING THE MERGER

5.1.            Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent or Merger Sub shall otherwise agree in writing or as otherwise contemplated by this Agreement or the other agreements contemplated hereby:

(a)               the business of the Company shall be conducted only in the ordinary course;

(b)               the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its Certificate of Incorporation or Bylaws except to effectuate the transactions contemplated herein; or (iii) split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(c)                the Company shall not (i) issue or agree to issue any additional Shares, or options, warrants or rights of any kind to acquire any Shares, except in connection with the Financing, (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this

Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(d)               the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it; and

(e)                the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing.

5.2.            Conduct of Business by Parent and Merger Sub Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement or the other agreements contemplated hereby:

(a)               the business of Parent and Merger Sub shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Merger Sub or the Surviving Corporation immediately following the Effective Time;

(b)               neither Parent nor Merger Sub shall (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its charter or by-laws other than to effectuate the transactions contemplated hereby; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(c)                neither Parent nor Merger Sub shall (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (ii) acquire or dispose of any assets other than in the ordinary course of business; (iii) incur additional indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;

(d)               neither the Parent nor Merger Sub will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Parent or Merger Sub or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(e)                neither Parent nor Merger Sub will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

ARTICLE 6

COVENANTS OF PARENT OR COMPANY

6.1.            Director and Officer Appointments. As of the Effective Time, Parent shall have taken all action to cause the persons as set forth on Schedule 6.1 to be appointed Parent’s directors and officers, and the current officers and directors of Parent on Schedule 6.1 shall have resigned from Parent. Parent shall use its best efforts to have a majority of its board members be independent by the director independence standards established by the NASDAQ Stock Market.

6.2.            Disclosure. Concurrently with the execution of this Agreement, the Company shall deliver to Parent and Merger Sub all schedules and exhibits to be attached hereto. Such schedules and exhibits, and all updates thereto shall be prepared in good faith and contain accurate, true, correct and complete information. From the date of execution of this Agreement through the Closing, the Company will promptly notify Parent and Merger Sub if the Company becomes aware of any fact, circumstance or condition that causes or constitutes a breach of any of the Company’s representations or warranties (with each such fact, circumstance or condition, an “Update”).

6.3.            Private Placement. The Company shall commence a private placement offering (the “Financing”) for the issuance of up to 5,000,000 Shares (such amount subject to adjustment upon the approval of both Parent and the Company) to investors in connection with the transactions contemplated by the Agreement.

6.4.            Parent Name Change. Prior to the Effective Time, Parent shall have taken all required legal actions to change its corporate name to a name to be agreed upon by Parent and the Company. The parties acknowledge and agree that Parent has authorization for such name change, and to the extent the Company holds any rights in or to such name the Company hereby grants to Parent a non-exclusive right to use such name, including without limitation any trade name, service name, service mark or trade dress rights of the Company therein or thereto.

6.5.            NASDAQ. After the Effective Time, Parent shall use its best efforts to cause the Parent Common Stock to be listed on the NASDAQ Stock Market.

ARTICLE 7

COVENANTS OF PARENT AND THE COMPANY

7.1.            Public Announcements. No party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other party (not to be unreasonably withheld, delayed, denied or conditioned), except as required by Law.

7.2.            Transfer Taxes. Parent, Merger Sub and the Company agree that the Company (prior to the Merger) and the Surviving Corporation (following the Merger) will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Merger or the surrender of the Shares pursuant to the Merger (collectively, “Transfer Taxes”), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of the Merger, and any penalties or interest with respect to the Transfer Taxes. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes.

7.3.            Fees and Expenses. All of the legal, accounting and other expenses incurred by any party hereto in connection with the transactions contemplated by this Agreement shall be paid by the Company simultaneously at, or immediately after, Closing.

7.4.            Transfer Restrictions.

(a)               The Company realizes that the Merger Consideration is not registered under the Securities Act, or any foreign or state securities Laws. The Company agrees that the Merger Consideration will and may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred (collectively, a “Transfer”) except in compliance with the Securities Act, if applicable, and applicable foreign and state securities Laws, and with an opinion of Parent’s counsel. The Company understands that the Merger Consideration can only be Transferred pursuant to registration under the Securities Act or pursuant to an exemption therefrom. The Company understands that to Transfer the Merger Consideration may require in some jurisdictions specific approval by the appropriate governmental agency or commission in such jurisdiction.

(b)               To enable Parent to enforce the transfer restrictions contained in Section 7.4(a), the Company hereby consents to the placing of legends upon, and stop-transfer orders with the transfer agent of the Parent Common Stock with respect to the Merger Consideration, including, without limitation, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, MORTGAGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF, EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR (II) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY AND ITS COUNSEL.”

7.5.            Current Report. Parent shall file a Current Report on Form 8-K with the SEC on the Closing Date containing information about the Merger and pro forma financial statements of Parent and the Company and audited financial statements of the Company as required by Regulation S-K under the Securities Act (the “8-K Report”).

7.6.            Access and Information. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information and shall use such information only to effect the transactions contemplated hereby and as otherwise expressly permitted herein (other than such information that (a) is already in such party’s possession or (b) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (c) becomes available to such party on a non-confidential basis from a source other than the other party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other party hereto until such time as such information is otherwise publicly available; provided, however, that (i) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information and bound by confidentiality and non-use obligations no less restrictive than those set forth herein), (ii) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (iii) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request or applicable laws or rules of the SEC; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information that is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished). If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

ARTICLE 8

INDEMNIFICATION

8.1.            Indemnification of Parent and Merger Sub.

(a)               Subject to the limitations contained in this Article 8, the Company shall defend, indemnify and hold harmless Parent and Merger Sub and their respective officers, directors, stockholders, employees and agents from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys’ fees (“Claims and Liabilities”) with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by the Company in this Agreement, or (ii) the breach of any covenant or agreement made by the Company in this Agreement.

(b)               In addition to the obligations set forth in Section 8.1(a) above, the Company shall defend, indemnify and hold harmless Parent and Merger Sub and their respective officers, directors, stockholders, employees and agents against any and all Claims and Liabilities with respect to or arising from any claims for any right to receive Merger Consideration made by any Person who is not a holder of Company Stock at the Effective Time or is a holder of Company Stock and claiming a right to Merger Consideration inconsistent with the Merger Consideration Certificate.

8.2.            Indemnification of the Company. Parent shall defend, indemnify and hold harmless the Company, and its officers, directors, stockholders, employees and agents from and against any and all Claims and Liabilities with respect to or arising from (a) breach of any warranty or any inaccuracy of any representation made by Parent or Merger Sub, or (b) breach of any covenant or agreement made by Parent or Merger Sub in this Agreement.

8.3.            Claims Procedure. Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may Materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and Materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

8.4.            Exclusive Remedy. Each of the parties hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8, except that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit. The parties’ obligations under this Article 8 shall terminate twelve (12) months from the Closing Date.

ARTICLE 9

CONDITIONS TO MERGER

9.1.            Condition to Obligation of Each Party to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

(a)               No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Merger or the other transactions contemplated herein shall be in effect; provided, however, that each party shall have used its commercially reasonable efforts to prevent the entry of such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b)               Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company, the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and the DGCL.

(c)                Parent and Merger Sub Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of Parent’s board of directors in accordance with the Parent’s Articles of Incorporation and the NRS. This Agreement and the Merger shall have been approved and adopted by the requisite vote of Merger Sub’s stockholder in accordance with Merger Sub’s Certificate of Incorporation and the DGCL.

9.2.            Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and the Merger Sub to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

(a)               Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered to Parent pursuant hereto shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b)               Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c)                Certificate of Secretary. The Company shall have delivered to Parent a certificate executed by the Secretary of the Company certifying: (i) resolutions duly adopted by the Board of Directors and stockholders of the Company authorizing this Agreement and the Merger; (ii) the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; (iii) the Merger Consideration Certificate; and (iv) the incumbency of the officers of the Company executing this Agreement and all agreements and documents contemplated hereby.

(d)               Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company or the Surviving Corporation.

(e)                Absence of Material Adverse Effect. There shall not have been any Material Adverse Effect with respect to the Company.

(f)                 Merger Consideration Certificate. Parent shall have received the Merger Consideration Certificate from the Company.

(g)               Audited Financial Statements. Parent shall have received from the Company the Company Financial Statements, the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2013 and 2012 and pro forma financial statements as of the day prior to the Closing Date in form and content required to be included in the 8-K Report.

(h)               Stockholder Representation Letters. Each stockholder of the Company shall have executed and delivered to Parent a stockholder representation letter in substantially the form attached hereto as Exhibit C, and Parent shall be reasonably satisfied that the issuance of Parent Common Stock pursuant to the Merger is exempt from the registration requirements of the Securities Act.

9.3.            Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions.

(a)               Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered to the Company pursuant hereto shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Executive Officer of Parent.

(b)               Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Executive Officer of Parent.

(c)                Certificate of Secretary. Parent shall have delivered to the Company a certificate executed by the Secretary of Parent certifying: (i) resolutions duly adopted by the Board of Directors of Parent and Merger Sub, respectively, authorizing this Agreement and the Merger and resolutions duly adopted by the sole stockholder of Merger Sub authorizing this Agreement and the Merger; (ii) the Articles of Incorporation and Bylaws of Parent as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of Parent executing this Agreement and all agreements and documents contemplated hereby.

(d)               Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, respectively, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

(e)                Absence of Material Adverse Effect. There shall not have been any Material Adverse Effect on Parent or Merger Sub, other than any change that shall result from general economic conditions or conditions generally affecting the industry in which Parent conducts operations.

(f)                 Post-Merger Capitalization. At the Effective Time, the authorized capital stock of Parent shall consist of 75,000,000 shares of Parent Common Stock, of which 60,000,000 shares shall be issued and outstanding (including the Merger Consideration), not including any shares of Parent Common Stock issued in connection with the Financing.

(g)               Officers and Directors. Parent shall deliver to the Company evidence of appointment of those new directors and officers as further described in Section 6.1. Parent shall have delivered to each new director an executed indemnification agreement in substantially the form attached hereto as Exhibit D. Parent shall also have delivered to the Company a letter of resignation executed by each Parent officer and director further described in Section 6.1 to be effective upon the Closing Date.

(h)               Financing. The Company shall have consummated the initial closing of the Financing.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the date that is the first anniversary of the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

ARTICLE 11

TERMINATION

11.1.        Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

(a)               by mutual written agreement of the Company and Parent duly authorized by the Boards of Directors of the Company and Parent;

(b)               by either the Company or Parent, if the other party (which, in the case of Parent, shall mean Parent and Merger Sub) has breached any representation, warranty, covenant or agreement of such other party set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on such other party or would prevent or materially delay the consummation of the Merger;

(c)                by either party, if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote;

(d)               by either party, if all the conditions to the obligations of such party for Closing the Merger shall not have been satisfied or waived on or before the Final Date (as defined below) other than as a result of a breach of this Agreement by the terminating party;

(e)                by either party if the initial closing of the Financing has not been successfully consummated on or before the Final Date; or

(f)                 by either party, if a permanent injunction or other Order by any Federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger shall have been issued and shall have become final and nonappealable;

As used herein, the “Final Date” shall be April 30, 2014.

11.2.        Notice of Termination. Any termination of this Agreement under Section 11.1 above will be effective immediately upon by the delivery of written notice of the terminating party to the other party hereto specifying with reasonable particularity the reason for such termination.

11.3.        Effect of Termination. In the case of any termination of this Agreement as provided in this Section 10, this Agreement shall be of no further force and effect and nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1.        Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two days after deposit with a nationally recognized overnight courier, specifying not later than two day delivery, with written verification of receipt. All communications shall be sent to the parties at the following addresses or facsimile numbers specified below (or at such other address or facsimile number for a party as shall be designated by ten days advance written notice to the other parties hereto):

(a)               If to Parent or Merger Sub:

Oro Capital Corporation
Dassan Island Drive

Plettenberg Bay, 6600

South Africa

Attn: Danny Aaron, President & CEO

with a copy to (which shall not constitute notice):

Greenberg Traurig, LLP
1201 K Street, Suite 1100

Sacramento, California 95814
Attn: Mark C. Lee
Ph: (916) 442-1111
Fax: (916) 448-1709

(b)               If to the Company:

Synergy Strips Corp.
2105 Burton Branch Road

Algood, TN 38506

Attn: Jack Ross, President & CEO

Ph: (615) 939-9004
Fax: (888) 389-3036

12.2.        Amendment. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after any stockholder approval of the issuance of the Merger Consideration has been obtained; provided, that after any such approval by the holders of Shares, there shall be made no amendment that pursuant to the DGCL requires further approval by such stockholders without the further approval of such stockholders.

12.3.        Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

12.4.        Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.5.        Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.7.        Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule together with the Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and undertakings both oral and written, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

12.8.        Assignment. No party may assign this Agreement or assign its respective rights or delegate their duties (by operation of Law or otherwise), without the prior written consent of the other party. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

12.9.        Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

12.10.    Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Nevada as applied to Contracts that are executed and performed in Nevada, without regard to the principles of conflicts of Law thereof.

12.11.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.12.    Attorneys Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.13.    Representation. The parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that party’s choosing; (b) has read the Agreement and has had it fully explained by its counsel; (c) it is fully aware of the contents and legal effect of this Agreement; (d) has authority to enter into and sign the Agreement; and (e) enters into and signs the same by its own free will.

12.14.    Drafting. The parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement. For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both parties. The parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.

12.15.    Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to a “party” or “parties” shall mean Parent and/or Merger Sub, on the one hand, and the Company, on the other hand, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Parent Disclosure Schedule.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

ORO CAPITAL CORPORATION, a Nevada corporation

By:

Name: Danny Aaron

Title: President & Chief Executive Officer

SYNERGY MERGER SUB, INC. a Delaware corporation

By:

Name: Danny Aaron

Title: President

SYNERGY STRIPS CORP., a Delaware corporation

By:

Name: Jack Ross

Title: President & Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Accounts Receivable” shall have the meaning as set forth in Section 3.14 of the Agreement.

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” shall have the meaning as set forth in the Preamble.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plans” shall have the meaning as set forth in Section 3.10 of the Agreement.

“Claims and Liabilities” shall have the meaning as set forth in Section 8.1(a) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning as set forth in the Preamble.

“Company Balance Sheet Date” shall have the meaning as set forth in Section 3.6(b) of the Agreement.

“Company Disclosure Schedule” shall have the meaning as set forth in the opening paragraph of Article 3 of the Agreement.

“Company Financial Statements” shall have the meaning as set forth in Section 3.6(a) of the Agreement.

“Company Material Contract” shall have the meaning as set forth in Section 3.13 of the Agreement.

“Company Common Stock” means the total outstanding capital stock of the Company as of the Closing Date.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Default” means (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“Delaware Certificate of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“DGCL” shall have the meaning as set forth in the Recitals of the Agreement.

“Dissenting Shares” shall have the meaning as set forth in Section 2.4 of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Electronic Delivery” shall have the meaning as set forth in Section 11.11 of the Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“Exchange Act” has the meaning set forth in Section 3.5 of the Agreement.

“Exchange Act Documents” has the meaning set forth in Section 3.20 of the Agreement.

“FINRA” means The Financial Industry Regulatory Authority.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Indemnitee” shall have the meaning as set forth in Section 8.3 of the Agreement.

“Indemnifying Party” shall have the meaning as set forth in Section 8.3 of the Agreement.

“Intellectual Property” shall have the meaning as set forth in Section 3.16(a) of the Agreement.

“Knowledge” means the actual knowledge of the officers of a party.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“License Agreements” shall have the meaning as set forth in Section 3.16(a) of the Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means, with respect to any Person, any change or effect that either individually or in the aggregate with all such other changes or effects is materially adverse to the business, assets, properties or condition of such party and its Subsidiaries taken as a whole.

“Material Contract Default” means a default under any Contract which would (a) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (b) provide a basis for any other party to claim money damages in excess of $50,000 (either individually or in the aggregate with all other such claims under that contract) or (c) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Contract.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 2.1(b)(ii) of the Agreement.

“Merger Consideration Certificate” shall have the meaning as set forth in Section 2.1(b)(iii) of the Agreement.

“Merger Sub” shall have the meaning as set forth in the Preamble.

“NRS” shall have the meaning as set forth in the Recitals of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Parent” shall have the meaning as set forth in the Preamble.

“Parent Accounts Receivable” shall have the meaning as set forth in Section 4.15 of the Agreement.

“Parent Balance Sheet” shall have the meaning as set forth in Section 4.6(b) of the Agreement.

“Parent Common Stock” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Parent Disclosure Schedule” shall mean the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Parent Material Contract” shall have the meaning as set forth in Section 4.14 of the Agreement.

“Parent SEC Documents” shall have the meaning as set forth in Section 4.6(a) of the Agreement.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Regulatory Authorities” means, collectively, the Federal Trade Commission, the United States Department of Justice, United States Department of Transportation, Federal Railroad Administration, United States Environmental Protection Agency, and all foreign, federal, state and local regulatory agencies and other Governmental Entities or bodies having jurisdiction over the parties and their respective Assets, employees, businesses and/or Subsidiaries, including FINRA and the SEC.

“SEC” shall have the meaning as set forth in Section 4.6(a) of the Agreement.

“Securities Act” shall have the meaning as set forth in Section 3.3 of the Agreement.

“Share” or “Shares” shall have the meaning as set forth in Section 2.1(b)(ii) of the Agreement.

“Software” shall have the meaning as set forth in Section 3.16(a) of the Agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Surviving Corporation” shall have the meaning as set forth in Section 1.1 of the Agreement.

“Tax” or “Taxes” shall have the meaning as set forth in Section 3.11(c) of the Agreement.

“Tax Return” shall have the meaning as set forth in Section 3.11(c) of the Agreement.

“Trademarks” shall have the meaning as set forth in Section 3.16(a) of the Agreement.

“Trade Secrets” shall have the meaning as set forth in Section 3.16(a) of the Agreement.

“Transaction Documents” means the Agreement, and any other document executed and delivered pursuant hereto together with any exhibits or schedules to such documents.

“Transfer” shall have the meaning as set forth in Section 7.4(a) of the Agreement.

“Transfer Taxes” shall have the meaning as set forth in Section 7.3 of this Agreement.

“8-K Report” shall have the meaning as set forth in Section 7.5 of the Agreement.

EXHIBIT B

CERTIFICATE OF MERGER

OF

SYNERGY MERGER SUB, INC.

INTO

SYNERGY STRIPS CORP.

(UNDER SECTION 8-252 OF THE GENERAL

CORPORATION LAW OF THE STATE OF DELAWARE)

Synergy Strips Corp., a corporation organized and existing under the laws of the State of Delaware, and Synergy Merger Sub, Inc. a corporation organized and existing under the laws of the State of Delaware, each do hereby certify that:

1.	The name and state of incorporation of each of the constituent corporations are:
a.	Synergy Strips Corp., a Delaware corporation; and
b.	Synergy Merger Sub, Inc., a Delaware corporation.
2.	An Agreement and Plan of Merger has been approved, adopted, certified, executed, and acknowledged by Synergy Strips Corp and Synergy Merger Sub, Inc. in accordance with Section 8-252(c) of the General Corporation Law of the State of Delaware.
3.	The name of the surviving corporation is Synergy Strips Corp. (the “Surviving Corporation”).
4.	The Certificate of Incorporation of Synergy Strips Corp. shall be the Certificate of Incorporation of the Surviving Corporation.
5.	The merger is to become effective on [______], 2014.
6.	The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation at 2105 Burton Branch Road, Algood, TN 38506.
7.	A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Synergy Strips Corp. or Synergy Merger Sub, Inc..
8.	The authorized capital stock of Synergy Merger Sub, Inc., a Delaware corporation, is 1,000 shares of common stock, $0.001 par value per share.
9.	The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Surviving Corporation arising from this merger, including any suit or other proceeding to enforce the rights of stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at 2105 Burton Branch Road, Algood, TN 38506.

IN WITNESS WHEREOF, the undersigned officers, for and on behalf of their respective corporations, have executed this Certificate of Merger this ___ day of ________, 2014 and hereby acknowledge, under penalties of perjury, that this Certificate of Merger is the act and deed of their respective corporations and that the facts stated in this Certificate of Merger are true.

SYNERGY STRIPS CORP.,

a Delaware corporation

By:

Name: Jack Ross

Title: Chief Executive Officer and President

SYNERGY MERGER SUB, INC.,

a Delaware corporation

By:

Name: Danny Aaron

Title: President

[Signature Page to Delaware Certificate of Merger]

EXHIBIT C

FORM OF STOCKHOLDER REPRESENTATION LETTER

__________, 2014

Oro Capital Corporation

Dassan Island Drive

Plettenberg Bay, 6600

South Africa

Shareholder Representation Letter

Ladies and Gentlemen:

Pursuant to an Agreement and Plan of Merger (the “Agreement”) dated as of April 7, 2014 (the “Agreement Date”) by and among Oro Capital Corporation, a Nevada corporation (“Pubco”), Synergy Merger Sub, Inc. a Delaware corporation, and Synergy Strips Corp. (“Synergy”), the undersigned (the “Shareholder”) expects to receive shares of Pubco Common Stock (the “Securities”) pursuant to a merger transaction in accordance with the Delaware General Corporation Law (the “Merger”). Capitalized terms used herein but not defined will have the meanings ascribed to them in the Agreement. The Shareholder whose signature appears below, represents and warrants to Pubco that, as of the date first written above and as of the Closing Date, the statements contained in this Shareholder Representation Letter are, and will be, correct and complete:

1.                                                                  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.

1.1.            “Accredited” Investor. The Merger pursuant to the Agreement, and the distribution of the Securities to the Shareholder at the Closing, are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”). Unless the Shareholder checks the “no” box on the signature page hereof indicating that the Shareholder is not an Accredited Investor, the Shareholder represents and warrants that the Shareholder falls within one of the following definitions of Accredited Investor:

(Please initial the category that applies)

_______ (a) The Shareholder is a natural person whose individual net worth, or joint net worth with spouse, exceeds $1,000,000.

Explanation. In calculating net worth, you include all of your assets (other than your primary residence) whether liquid or illiquid, such as cash, stock, securities, personal property and real estate based on the fair market value of such property MINUS all debts and liabilities (other than a mortgage or other debt secured by your primary residence). In the event that the amount of any mortgage or other indebtedness secured by your primary residence exceeds the fair market value of the residence, that excess liability should also be deducted from your net worth. Any mortgage or indebtedness secured by your primary residence incurred within 60 days before the time of the sale of the Securities offered hereunder, other than as a result of the acquisition of the primary residence, shall also be deducted from your net worth.

_______ (b) The Shareholder is a natural person who had an individual income in excess of $200,000 in each of the last two years or joint income with spouse in excess of

$300,000 in each of those years and reasonably expects to reach the same income level in the current year.

_______ (c) The Shareholder is either a director or executive officer of Pubco.

_______ (d) The Shareholder is a corporation or other entity with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the Securities.

_______ (e) The Shareholder is an entity, all of the equity owners of which are as specified in (a) or (b) above.

The Shareholder further certifies that: (i) the Shareholder has the capacity to protect the Shareholder’s interests in this investment; (ii) the Shareholder is able to bear the economic risks of this investment; and (iii) the amount of the investment does not exceed 10% of the Shareholder’s net worth or joint net worth with spouse.

1.2.      Regulation S; Non-U.S. Person Status. For purposes of compliance with the Regulation S exemption for the acquisition of the Securities by non-U.S. Persons, the Shareholder makes the following representations, warranties and covenants:

(a) The Shareholder is a person or entity that is outside the United States and is not a “US Person,” as such term is defined in Rule 902(k) of Regulation S.[1]

(b) The Shareholder is not acquiring the Securities for the account or benefit of a US Person.

(c) The Shareholder has been independently advised as to the applicable holding period imposed in respect of the Securities by securities legislation in the jurisdiction in which it resides and confirms that no representation has been made respecting the applicable holding periods for the Securities in such jurisdiction and it is aware of the risks and other characteristics of the Securities and of the fact that holders of Securities may not be able to resell the Securities except in accordance with applicable securities legislation and regulatory policy.

(d) To the knowledge of the Shareholder, without having made any independent investigation, neither Pubco or Synergy nor any person acting for Pubco or Synergy, has conducted any “directed selling efforts” in the United States as the term “directed selling efforts” is defined in Rule 902 of Regulation S, which, in general, means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the marketing in the United States for any of the Securities being offered. Such activity includes, without limitation, the mailing of printed material to investors residing in the United States, the holding of promotional seminars in the United States, and the placement of advertisements with radio or television stations broadcasting in the United States or in publications with a general circulation in the United States, which discuss the offering of the Securities. To the knowledge of the Shareholder, the Securities were not offered to the Shareholder through, and the Shareholder is not aware of, any form of general solicitation or general advertising, including without limitation, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(e) The Shareholder will offer, sell or otherwise transfer the Securities, only (i) pursuant to a registration statement that has been declared effective under the Act, (ii) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S in a transaction meeting the requirements of Rule 904 (or other applicable Rule) under the Act, or (iii) pursuant to another available exemption from the registration requirements of the Act, subject to Pubco’s right prior to any offer, sale or transfer pursuant to clauses (ii) or (iii) to require the delivery of an opinion of counsel, certificates or other information reasonably satisfactory to Pubco for the purpose of determining the availability of an exemption.

(f) The Shareholder will not engage in hedging transactions involving the Securities unless such transactions are in compliance with the Act.

(g) The Shareholder represents and warrants that the Shareholder is not a citizen of the United States and is not, and has no present intention of becoming, a resident of the United States (defined as being any natural person physically present within the United States for at least 183 days in a 12-month consecutive period or any entity who maintained an office in the United States at any time during a 12-month consecutive period). The Shareholder understands that Pubco may rely upon the representations and warranty of this paragraph as a basis for an exemption from registration of the Securities under the Act, and the provisions of relevant state securities laws.

(h) The Shareholder hereby represents that he, she or it has satisfied and fully observed the laws of the jurisdiction in which he, she or it is located or domiciled, in connection with the acquisition of the Securities, including (i) the legal requirements of the Shareholder’s jurisdiction for the acquisition of the Securities, (ii) any foreign exchange restrictions applicable to such acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the holding, redemption, sale, or transfer of the Securities; and further, the Shareholder agrees to continue to comply with such laws as long as he, she or it shall hold the Securities.

1.3.            Holding For Own Account. The Shareholder is acquiring an interest in the Securities for the Shareholder’s own account, for investment purposes only, and not with a view toward the resale or distribution thereof within the meaning of the Act, except pursuant to effective registrations or qualifications relating thereto under the Act and applicable state securities or blue sky laws or pursuant to an exemption therefrom.

1.4.            Unregistered Securities; Restrictions on Transfer. The Shareholder understands that: (a) the Securities have not been registered under the Act or the securities laws of any state or other jurisdiction in reliance upon exemptions from such registration requirements for non-public offerings; (b) the Securities may not be sold, pledged or otherwise transferred except pursuant to effective registrations or qualifications relating thereto under the Act and other applicable securities laws or pursuant to an exemption therefrom; and (c) neither Pubco or Synergy are under any obligation to register or qualify the Securities under the Act or any other applicable securities laws, or to take any action to make any exemption from any such registration provisions available. The Shareholder understands that the Shareholder may not transfer any Securities unless such Securities are registered under the Act or qualified under applicable state securities laws or unless with respect to the Securities, in the reasonable opinion of counsel to Pubco, exemptions from such registration and qualification requirements are available. Pubco may require an opinion to such effect from counsel to the Shareholder reasonably satisfactory to Pubco. The Shareholder has also been advised that exemptions from registration and qualification may not be available or may not permit the Shareholder to transfer all or any of the Securities in the amounts or at the times proposed by the Shareholder.

1.5.            Securities Law Restrictions. The Shareholder will not sell, assign or transfer any of the Securities received by the Shareholder in connection with the Agreement except (a) pursuant to an effective registration statement under the Act, (b) in conformity with the volume and other limitations of Securities and Exchange Commission Rule (“SEC”) Rule 144 promulgated under the Act (“Rule 144”), or (c) in a transaction which, in the opinion of independent counsel to the Shareholder delivered to Pubco and satisfactory to Pubco, is not required to be registered under the Act. Pubco shall not have any obligation to effect a transfer of any Securities that is not in compliance with applicable federal and state securities laws.

1.6.            Rule 144; Legends. The Shareholder has been advised and acknowledges that Rule 144, which permits certain limited sales of unregistered securities, is not presently available with respect to the Securities and, in any event, requires that the Securities be held for a minimum of six months (and the sale thereof may be subject to certain volume and other limitations under Rule 144), after they have been purchased and paid for (within the meaning of Rule 144), before they may be resold under Rule 144. The Shareholder understands that Rule 144 may indefinitely apply to and restrict transfer of the Securities if the Shareholder is an “affiliate” of Pubco and “current public information” about Pubco (as defined in Rule 144) is not publicly available. The Shareholder further understands that, if applicable, sales under Rule 144 are not available to the Shareholder during such time as Pubco remains a “shell company” (as defined in Rule 405 promulgated under the 1933 Act).

Pubco may place any legend contemplated by the Agreement, one or more of the legends below, or such other legends as it may reasonably deem appropriate, on each certificate or instrument representing Securities:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS NOT SUBJECT TO THE REGISTRATION

REQUIREMENTS OF THE ACT OR ANY APPLICABLE SECURITIES OR BLUE SKY LAWS AND, IN THE CASE OF A TRANSACTION NOT SUBJECT TO SUCH REGISTRATION REQUIREMENTS, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT.

1.7.            Shareholder’s Business Experience. The Shareholder has, alone or together with the Shareholder’s representative, if any, such knowledge and experience in financial and business matters so that the Shareholder is capable of evaluating the relative merits and risks of the investment in the Securities that is represented by the Agreement and the transactions contemplated thereby. The Shareholder has adequate means of providing for its, his or her current economic needs and possible personal contingencies, has no need for liquidity in its, his or her investment in Pubco and is able financially to bear the risks of such investment.

1.8.            Availability of Information. The Shareholder acknowledges that the Shareholder has had access to all information regarding Pubco and its present and prospective business, assets, liabilities and financial condition that the Shareholder reasonably considers important in making the decision to acquire the Securities pursuant to the Merger, and that all documents, records and books pertaining to the investment in Pubco resulting from the Agreement and requested by the Shareholder or the Shareholder’s representative, if any, have been made available or delivered to the Shareholder, to the extent that Pubco possesses such information or can obtain such information without unreasonable efforts or expense.

1.9.            Opportunity to Ask Questions. The Shareholder or the Shareholder’s representative, if any, has had an opportunity to discuss Pubco’s business, management and financial affairs with Pubco’s management and to ask questions of and receive answers from Pubco, or a person or persons acting on behalf of Pubco, concerning the business of Pubco. The Shareholder acknowledges that all such questions, if any, have been answered to the Shareholder’s satisfaction.

1.10.        Shareholder Representation Letter. The Shareholder has carefully read this Shareholder Representation Letter and, to the extent the Shareholder believes necessary, has discussed with the Shareholder’s counsel the representations, warranties and agreements that the Shareholder makes herein and the applicable limitations upon the Shareholder’s resale of the Securities.

1.11.        Pubco Information. The Shareholder is also aware of and acknowledges the following:

(a) that no federal or state agency has made any finding or determination regarding the fairness of this investment, or any recommendation or endorsement of the Securities;

(b) that neither the officers, directors, agents, affiliates or employees of Pubco or Synergy, nor any other person, has expressly or by implication, made any representation or warranty to the Shareholder concerning Pubco or Synergy; and

(c) that the past performance or experience of Pubco or Synergy or their respective officers, directors, agents or employees will not in any way indicate or predict the results of the ownership of Securities or of Pubco’s activities.

1.12.        Stop Transfer Instructions; No Requirement to Transfer. The Shareholder agrees that, in order to ensure compliance with the restrictions referred to herein, Pubco may issue appropriate “stop transfer” instructions to its transfer agent. Pubco shall not be required (a) to transfer or have transferred on its books any Securities that have been sold or otherwise transferred in violation of any of the provisions of this Shareholder Representation Letter or the Agreement or (b) to treat as owner of such Securities or to accord the right to vote or pay dividends to any shareholder or other transferee to whom such

Securities shall have been so transferred in violation of any provision of this Shareholder Representation Letter or the Agreement.

1.13.        No Public Solicitation. The Shareholder represents that at no time was the Shareholder presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the transactions contemplated by the Agreement.

1.14.        Principal Residence. The address shown under the Shareholder’s signature on the signature page hereof is the Shareholder’s principal residence.

1.15.        Indemnification. The Shareholder will indemnify and hold harmless Pubco and Synergy and their respective officers, directors, managers and counsel, from and against any and all damages, losses, liabilities or expenses (including all legal fees and costs) directly or indirectly incurred, resulting or arising out of the breach of any of the representations, warranties or covenants given or made in this Shareholder Representation Letter.

1.16.        Authorization of Transaction. The Shareholder has full power and authority to execute and deliver this Shareholder Representation Letter and to perform the Shareholder’s obligations hereunder.

1.17.        Disposition of Securities. The Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Shareholder to sell, transfer, or otherwise dispose of any of the Securities.

2.                                                                  MERGER AGREEMENT. The Shareholder agrees that the Securities will be subject to and bound by, all of the provisions of the Agreement relating to the Securities.

3.                                                                  ENTIRE AGREEMENT. The Agreement and this Shareholder Representation Letter constitute the entire agreement and understanding of the parties with respect to the subject matter of this Shareholder Representation Letter, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

4.                                                                  COUNTERPARTS. This Shareholder Representation Letter may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

5.                                                                  EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Shareholder Representation Letter.

6.                                                                  GOVERNING LAW; CONSENT TO JURISDICTION. This Shareholder Representation Letter shall be governed by, and construed in accordance with, the internal laws of the State of Nevada applicable to contracts executed in and to be performed by residents of Nevada within that State.

7.                                                                  NO TAX REPRESENTATIONS. The Shareholder represents, warrants and acknowledges that the Shareholder is not relying on Pubco or Synergy for any tax advice concerning the federal or state income or other tax consequences of the transactions contemplated by the Agreement or the Shareholder’s receipt of the Securities, and that the Shareholder has consulted such advisors as the Shareholder deems necessary or appropriate to understand the tax consequences of the investment represented by the Securities.

[Signature Page Follows]

SHAREHOLDER

Signature

Name (Please Type or Print)

Title (Please Type or Print) (if applicable)

Street Address

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EXHIBIT D

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of March __, 2014, is made by and between Oro Capital Corporation, a Nevada corporation (the “Company”), and the undersigned, who is either a director or an officer (or both) of the Company (the “Indemnitee”), with this Agreement to be deemed effective as of the date that the Indemnitee first assumed either such capacity at the Company.

RECITALS

A. The Company is aware that competent and experienced persons are reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and indemnification, due to the exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B. The Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as officers or directors of the Company, it is necessary for the Company contractually to indemnify certain of such persons and to assume for itself maximum liability for expenses and damages in connection with claims against such persons in connection with their service to the Company;

C. Section 7502 of Chapter 78 of the Nevada General Corporation Law, under which the Company is organized (“Section 7502”), empowers the Company to indemnify by agreement its present and former officers and directors and persons who serve, at the request of the Company, as directors or officers of other corporations, partnerships, joint ventures, trusts, or other enterprises and expressly provides that the indemnification provided by Section 7502 is not exclusive; and

D. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or an officer of the Company free from undue concern for claims for damages arising out of or related to such services to the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                  Definitions

1.1              Agent. For the purposes of this Agreement, “agent” of the Company means any person who is or was a director or an officer of the Company or a subsidiary of the Company; or is or was serving at the request of the Company or a subsidiary of the Company as a director or an officer of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or an affiliate of the Company. The term “enterprise” includes any employee benefit plan of the Company, its subsidiaries, affiliates, and predecessor corporations.

1.2              Company. For purposes of this Agreement, the “Company” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or an officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or an officer of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this Agreement with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

1.3              Expenses. For the purposes of this Agreement, “expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, or appeal of a proceeding or establishing or enforcing a right to indemnification or advancement of expenses under this Agreement, Section 7502 or otherwise; provided, however, that expenses shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

1.4              Fines. For purposes of this Agreement, references to “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan.

1.5              Liabilities. For purposes of this Agreement, “liabilities” means judgments, fines, ERISA execute taxes or penalties, and amounts paid in settlement in connection with a proceeding.

1.6              Other Enterprises. For purposes of this Agreement, “other enterprises” includes employee benefit plans.

1.7              Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, administrative, or investigative.

1.8              Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more of its subsidiaries, or by one or more of the Company’s subsidiaries.

1.9              Serving at the Request of the Company. For purposes of this Agreement, “serving at the request of the Company” includes any service as a director or an officer of the Company that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

2.                  Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at the will of the Company (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an agent of the Company, faithfully and to the best of his ability, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the charter documents of the Company or any subsidiary of the Company; provided, however, that the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligation that the Indemnitee may have assumed apart from this Agreement), and the Company and any subsidiary shall have no obligation under this Agreement to continue the Indemnitee in any such position.

3.                  Directors’ and Officers’ Insurance. The Company shall, to the extent that the Board determines it to be economically reasonable, maintain a policy of directors’ and officers’ liability insurance (“D&O Insurance”), on such terms and conditions as may be approved by the Board.

4.                  Mandatory Indemnification. Subject to Section 9 below, the Company hereby agrees to hold harmless and indemnify the Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

4.1              Third-Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (except an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was an agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, against any and all expenses and liabilities of any type whatsoever incurred by the Indemnitee in connection with such proceeding if (a) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful, or (b) the Indemnitee, if a director or an officer of the Company, did not act or fail to act in a manner that constituted a breach of the Indemnitee’s fiduciary duties as a director or an officer or such Indemnitee’s breach of those duties did not involve intentional misconduct, fraud, or a knowing violation of law; and

4.2              Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was an agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, against any and all expenses and liabilities incurred by the Indemnitee in connection with such proceeding if (a) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, or (b) the Indemnitee, if a director or an officer of the Company, did not act or fail to act in a manner that constituted a breach of the Indemnitee’s fiduciary duties as a director or an officer or such Indemnitee breach of those duties involved intentional misconduct, fraud, or a knowing violation of law; except that no indemnification under this subsection shall be made in respect of any claim, issue, or matter as to which the Indemnitee shall have been adjudged by a court of competent jurisdiction, after the exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which such proceeding was brought or another court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the Indemnitee is fairly and reasonable entitled to indemnity for such expenses as the court deems proper; and

4.3              Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) to the extent such have been paid to the Indemnitee by D&O Insurance.

4.4              Indemnification for Expenses as a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of the Indemnitee’s status as an agent of the Company, a witness, or is made (or asked) to respond to discovery requests, in any proceeding to which Indemnitee is not a party, the Indemnitee shall be indemnified against all expenses and liabilities of any type whatsoever actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

5.                  Partial Indemnification and Contribution.

5.1              Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever incurred by the Indemnitee in connection with a proceeding but is not entitled, however, to indemnification for all of the total amount thereof, then the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled to indemnification.

5.2              Contribution. If the Indemnitee is not entitled to the indemnification provided in Section 4 for any reason other than the statutory limitations set forth in the Nevada General Corporation Law, then in respect of proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such proceeding), the Company shall contribute to the amount of expenses and liabilities paid or payable by the Indemnitee in such proportion as is appropriate to reflect (a) the relative benefits received by the Company on the one hand and the Indemnitee on the other hand from the transaction from which such proceeding arose and (b) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events that resulted in such expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines, or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

6.                  Mandatory Advancement of Expenses.

6.1              Advancement. Subject to Section 9 below, the Company shall pay as incurred and in advance of the final disposition of a civil or criminal proceeding all expenses incurred by the Indemnitee in connection with defending any such proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company or by reason of anything done or not done by the Indemnitee in any such capacity. The Indemnitee hereby undertakes to promptly repay such amounts advanced only if, and to the extent that, it shall ultimately by determined that the Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Articles of Incorporation or Bylaws of the Company, the Nevada General Corporation Law, or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee within thirty (30) days following delivery of a written request therefor by the Indemnitee to the Company.

6.2              Exception. Notwithstanding the foregoing provisions of this Section 6, the Company shall not be obligated to advance any expenses to the Indemnitee arising from a lawsuit filed directly by the Company against the Indemnitee if an absolute majority of the members of the Board reasonably determines in good faith, within thirty (30) days of the Indemnitee’s request to be advanced expenses, that the facts known to them at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith. If such a determination is made, the Indemnitee may have such decision reviewed in the manner set forth in Section 8.5 hereof, with all references therein to “indemnification” being deemed to refer to “advancement of expenses,” and the burden of proof shall be on the Company to demonstrate clearly and convincingly that, based on the facts known at the time, the Indemnitee acted in bad faith. The Company may not avail itself of this Section 6.2 as to a given lawsuit if, at any time after the occurrence of the activities or omissions that are the primary focus of the lawsuit, the Company has undergone a change in control. For this purpose, a “change in control” shall mean a given person of group of affiliated persons or groups increasing their beneficial ownership interest in the Company by at least twenty (20) percentage points without advance Board approval.

7.                  Notice and Other Indemnification Procedures.

7.1              Notification. Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

7.2              Insurance. If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7.1 hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such D&O Insurance policies.

7.3              Defense. In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (a) the Indemnitee shall have the right to employ the Indemnitee’s own counsel in any such proceeding at the Indemnitee’s expense; (b) the Indemnitee shall have the right to employ the Indemnitee’s own counsel in connection with any such proceeding, at the expense of the Company, if such counsel serves in a review, observer, advice, and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; and (c) if (i) the employment of counsel by the Indemnitee has been previously authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be conflict of interest between the Company and the Indemnitee in the conduct of any such defense, or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.

8.                  Determination of Right to Indemnification.

8.1              Success on Merits. To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4.1 or 4.2 of this Agreement or in the defense of any claim, issue, or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, or appeal of such proceeding, or such claim, issue, or matter, as the case may be.

8.2              Proof by Company. In the event that Section 8.1 is inapplicable, or does not apply to the entire proceeding, the Company shall nonetheless indemnify the Indemnitee unless the Company shall prove by clear and convincing evidence to a forum listed in Section 8.4 below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

8.3              Termination of Proceeding. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere its equivalent, does not, of itself, create a presumption that a person (a) did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, (b) with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the person’s conduct was unlawful, or (c) the person’s act or failure to act constituted a breach of the person’s fiduciary duties as a director or an officer or the person’s breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

8.4              Applicable Forums. The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8.2 hereof that the Indemnitee is not entitled to indemnification will be heard from among the following, except that the Indemnitee can select a forum consisting of the stockholders of the Company only with the approval of the Company and, if the Indemnitee is a director or an officer at the time of such determination, the determination shall be made in accordance with (a), (b), (c) or (d) below at the election of the Company:

(a)                A majority vote of the directors who are not parties to the proceeding for which indemnification is being sought even though less than a quorum;

(b)               By a committee of directors who are not parties to the proceeding for which indemnification is being sought designated by a majority vote of such directors, even though less than a quorum;

(c)                If there are no directors who are not parties to the proceeding for which indemnification is sought, or if such directors so direct, by independent legal counsel in a written opinion;

(d)               The stockholders of the Company;

(e)                A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected; or

(f)                A court having jurisdiction of subject matter and the parties.

8.5              Submission. As soon as practicable, and in no event later than thirty (30) days after the forum has been selected pursuant to Section 8.4 above, the Company shall, at its own expense, submit to the selected forum its claim that the Indemnitee is not entitled to indemnification, and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

8.6              Appeals. If the forum selected in accordance with Section 8.4 hereof is not a court, then after the final decision of such forum is rendered, the Company or the Indemnitee shall have the right to apply to a court of Nevada, the court in which the proceeding giving rise to the Indemnitee’s claim for indemnification is or was pending, or any other court of competent jurisdiction, for the purpose of appealing the decision of such forum, provided that such right is executed within sixty (60) days after the final decision of such forum is rendered. If the forum selected in accordance with Section 8.4 hereof is a court, then the rights of the Company or the Indemnitee to appeal any decision of such court shall be governed by the applicable laws and rules governing appeals of the decision of such court.

8.7              Expenses for Interpretation. Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

9.                  Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement in the following circumstances:

9.1              Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings specifically authorized by the Board or brought to establish or enforce a right to indemnification and/or advancement of expenses arising under this Agreement, the charter documents of the Company or any subsidiary, or any statute or law or otherwise, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

9.2              Unauthorized Settlements. To indemnify the Indemnitee hereunder for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld; or

9.3              Securities Law Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state, or local statutory law; or

9.4              Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the mater shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.

10.              Non-Exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights that the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in the Indemnitee’s official capacity and to action in another capacity while occupying the Indemnitee’s position as an agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors, and administrators of the Indemnitee.

11.              General Provisions.

11.1          Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of expenses to the Indemnitee to the fullest extent now or hereafter permitted by law, except as expressly limited herein.

11.2          Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, then: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, or unenforceable that are not themselves invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable and to give effect to Section 11.1 hereof.

11.3          Modification and Waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

11.4          Subrogation. In the event of full payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary or desirable to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

11.5          Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute one agreement.

11.6          Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or an officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

11.7          Notice. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given if (a) delivered by hand and receipted for by the party addressee, or (b) mailed by certified or registered mail, with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

11.8          Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Nevada, as applied to contracts between Nevada residents entered into and to be performed entirely within Nevada .

11.9          Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Nevada for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

11.10      Attorneys’ Fees. In the event Indemnitee is required to bring any action to enforce rights under this Agreement (including, without limitation, the expenses of any proceeding described in Section 4), the Indemnitee shall be entitled to all reasonable fees and expenses in bringing and pursuing such action, unless a court of competent jurisdiction finds each of the material claims of the Indemnitee in any such action was frivolous and not made in good faith.

IN WITNESS WHEREOF, the parties hereto have entered into this Indemnification Agreement effective as of the date first written above.

ORO CAPITAL CORPORATION INDEMNITEE:

By:

Name:

Title:

SCHEDULE 6.1

Directors to be Appointed to Parent

  Mark Suponitsky
  Jordin Mendelsohn

Director to Resign from Parent

  Danny Aaron

Officers to be Appointed to Parent

  Mark Suponitsky, President, CEO, Secretary, Treasurer

Officer to Resign from Parent

  Danny Aaron, President, Secretary and Treasurer